Exhibit 5.1
May 12, 2009

(214) 698-3100	39334-00074

(214) 698-3400
D.R. Horton, Inc.
301 Commerce Street
Suite 500
Fort Worth, Texas 76102

Re:	D.R. Horton, Inc. Offering of 2.00% Convertible Senior Notes due 2014
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-3 (File No. 333-134986) (the “Registration Statement”) of D.R. Horton, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (as amended, the “Securities Act”), and the prospectus and prospectus supplement with respect thereto, dated June 13, 2006 and May 7, 2009, respectively (together, the “Prospectus”), in connection with the offering by the Company of $500,000,000 aggregate principal amount of the Company’s 2.00% Convertible Senior Notes due 2014 (the “Notes”) and shares of common stock, par value $0.01 per share, of the Company issuable upon conversion of the Notes (the “Shares”). The Notes will be issued pursuant to the Indenture dated as of June 9, 1997, as previously supplemented (the “Base Indenture”), among the Company, the guarantors party thereto and American Stock Transfer & Trust Company, LLC (formerly known as American Stock Transfer & Trust Company), as trustee (the “Trustee”), as further supplemented by the Thirtieth Supplemental Indenture, to be dated May 13, 2009, relating to the Notes (the form of such supplemental indenture as reviewed by us, the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) among the Company, the guarantors named therein (the “Guarantors”) and the Trustee, and will be guaranteed pursuant to the terms of the Indenture and the notation endorsed on the Notes on a senior basis by the Guarantors (the “Guarantees”). All capitalized terms which are not defined herein shall have the meanings

D.R. Horton, Inc.
May 12, 2009

assigned to them in the Registration Statement. The Notes and Guarantees, the Base Indenture, and the Supplemental Indenture are referred to herein as the “Note Documents.”
     We have examined the originals, or photostatic or certified copies, of such records of the Company and the Guarantors and certificates of officers of the Company and the Guarantors and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that each of the parties to the Note Documents other than the Company (including, without limitation, the Guarantors) is a validly existing corporation, limited partnership or limited liability company in good standing under the laws of its state of formation and has all requisite power and authority to execute, deliver and perform its obligations under each of the Note Documents to which it is a party, and the execution and delivery of such Note Documents by such party and performance of its obligations thereunder have been duly authorized by all necessary action and do not violate any order, judgment or decree applicable to such party.
     Based upon the foregoing examination, and in reliance thereon, and subject to the foregoing assumptions and the qualifications, limitations and exceptions set forth below, we are of the opinion that:
     1. When the Notes and the Guarantees shall have been executed and authenticated as provided in the Indenture and sold as described in the Registration Statement and the Prospectus, the Notes and the Guarantees will be legally issued and binding obligations of the Company and the Guarantors, respectively.
     2. When issued upon conversion of the Notes as provided in the Indenture, the Shares will be legally issued, fully paid and nonassessable.
     The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions:
     A. The effectiveness of the Registration Statement under the Act will not have been terminated or rescinded.
     B. We render no opinion herein as to matters involving the laws of any jurisdiction other than (i) the State of New York and the United States of America and, (ii) for the purposes of paragraph 2 above, the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinion contained in paragraph 2 above. This opinion is limited to the effect of the current state of the laws of the States of New

D.R. Horton, Inc.
May 12, 2009

York and the United States of America and, to the limited extent set forth above, the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement our opinions in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act of 1933, the Securities Exchange Act of 1934, the Trust Indenture Act of 1939 or any other federal or state securities laws or regulations.
     C. Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.
     D. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights or (ii) provisions relating to indemnification or contribution, to the extent such provisions may be contrary to public policy or federal or state securities laws.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP